Exhibit 5.1

March 6, 2023

Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081-2439

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In our capacity as counsel to Optex Systems Holdings, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale of up to 600,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), issuable pursuant to stock options, restricted stock, restricted stock units, performance shares, performance units, and stock appreciation rights (collectively, the “Awards”) to be granted under the Company’s 2023 Equity Incentive Plan (the “Plan”). We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Certification of Incorporation, as amended (the “Charter”), (ii) the Company’s Bylaws (the “Bylaws”), (iii) the Plan, (iv) the Registration Statement, and (v) such other documents and records as we have deemed necessary to enable us to render this opinion.

In making the aforesaid examinations, we have assumed that (a) the Company will at all times reserve a sufficient number of shares of its unissued Common Stock as is necessary to provide for the issuance of the Shares, (b) all signatures on documents examined by us are genuine, (c) all documents submitted to us as originals, and the originals of all documents submitted to us as copies, are authentic, (d) all documents submitted to us as copies conform with the originals of those documents, (e) all documents submitted to us are accurate and complete, (f) the Charter and the Bylaws are in full force and effect, have not been amended and no amendment of such documents is pending or has been proposed, (g) each party that has executed a document reviewed by us has the legal capacity to execute and deliver such document, and (h) the representations of officers and employees given to us in connection with this opinion are correct as to questions of fact.

Optex Systems Holdings, Inc.

March 6, 2023

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and that, subsequent to the Registration Statement becoming effective under the Act, when the Shares are issued upon full payment therefor in accordance with the terms of the Plan and any Awards made under the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Act and the Delaware General Corporation Law (the “DGCL”), each as in effect on the date hereof, and we have not considered and express no opinion on any other laws, rules or regulations.

This opinion letter speaks only as of the date hereof. We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts or other developments, whether existing before or first arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Hill, Ward & Henderson, P.A.

HILL, WARD & HENDERSON, P.A.